Exhibit 99.1

Contact:	David W. Kiser
Investor Relations Manager
Columbia Sportswear Company
(503) 985-4584

COLUMBIA SPORTSWEAR COMPANY
REPORTS RECORD FIRST QUARTER 2005 RESULTS

Highlights:

•	Global sales increased 18.9 percent to a first quarter record of $245.7 million.

•	First quarter net income increased 6.5 percent to a record $21.3 million, or $0.52 per diluted share, compared to $0.49 last year.

•	Global fall future orders product backlog decreased 2.8 percent to $645.6 million.

•	Fiscal 2005 net sales are estimated to increase approximately 5 percent, and net income is estimated to decline 8 to 12 percent.

PORTLAND, Ore. — April 28, 2005 — Columbia Sportswear Company® (Nasdaq: COLM), a global leader in the active outdoor apparel and footwear industries, today announced record first quarter net sales of $245.7 million for the quarter ended March 31, 2005, an increase of 18.9 percent over net sales of $206.7 million for the same period of 2004. The Company reported record net income for the first quarter of $21.3 million, a 6.5 percent increase over net income of $20.0 million for the same period of 2004. Earnings per share for the first quarter of 2005 were $0.52 (diluted) on 40.7 million weighted average shares, compared to earnings per share of $0.49 (diluted) for the first quarter of 2004 on 41.0 million weighted average shares.

Compared to the first quarter of 2004, U.S. sales increased 18.2 percent to $136.3 million, Other International sales increased 41.4 percent to $36.9 million, European sales increased 8.6 percent to $46.6 million, and Canadian sales increased 15.6 percent to $25.9 million for the first quarter of 2005.

Excluding changes in currency exchange rates, Other International sales increased 36.4 percent, European sales increased 1.9 percent, and Canadian sales increased 7.1 percent for the first quarter of 2005. Consolidated net sales for the first quarter of 2005 increased 15.9 percent, excluding changes in currency exchange rates, compared to the same period of last year.

Sportswear sales increased 13.0 percent to $132.2 million, footwear sales increased 29.7 percent to $49.8 million, outerwear sales increased 26.7 percent to $51.2 million, accessories sales increased 11.0 percent to $9.1 million, and equipment sales increased 25.9 percent to $3.4 million, compared to the first quarter of 2004.

Tim Boyle, Columbia’s president and chief executive officer, commented, “Our first quarter results reflect the continued strong momentum in our spring related sportswear and footwear product categories. Net sales increased in every geographic region in which we operate and in each of our product categories, with particular strength in the U.S. market, which accounted for the majority of our overall sales growth during the quarter. We are pleased with the continued strength of our spring business.”

Backlog

The Company reported that as of March 31, 2005, consolidated backlog decreased 2.4 percent to $758.9 million compared to consolidated backlog of $777.4 million at March 31, 2004. Of this total, fall product backlog at March 31, 2005 was $645.6 million, a 2.8 percent decrease when compared to fall product backlog of $664.0 million at March 31, 2004. Excluding changes in currency exchange rates, consolidated backlog decreased 4.0 percent, and fall product backlog decreased 4.5 percent, when compared to the prior year.

Boyle continued, “Fall orders declined at March 31 primarily due to significant weakness in North American outerwear orders, particularly in the U.S. market. We attribute the decrease to a variety of factors including the negative impact of poor weather conditions last fall, an increasingly competitive outerwear market, the timing of the receipt of some key customer outerwear orders and the negative impact of retail consolidation at key customers. The weakness in U.S. outerwear at March 31 was partially offset by continued strength in sportswear and international footwear orders.”

“We are focused on maintaining and growing our outerwear market position in the U.S. market and continuing to leverage the strength of our brands in the larger global sportswear and footwear markets. Our focus is to create outstanding outerwear products that provide retailers and consumers with exceptional value. Our products must be relevant and clearly segmented for our various distribution channels. We must also continue to strengthen the Columbia brand through enhanced marketing initiatives,” commented Boyle.

“The initiatives to improve outerwear sales began last year with the announced reorganizations of our outerwear and sportswear design groups into one apparel merchandising and design team organized by gender. Last fall we also instituted a European reorganization initiative with a focus on improving sales performance in the colder northern European markets where our business is currently underdeveloped and where there are significant outerwear market opportunities. We will focus on these initiatives to strengthen our global outerwear market position as we continue to execute our overall growth strategies,” continued Boyle.

Guidance

Mr. Boyle continued, “Considering the backlog we released today, we currently anticipate second quarter 2005 revenue growth of 4 to 6 percent and net income of approximately $3 million. For the full year 2005, we anticipate net sales growth of approximately 5 percent, and net income to decline 8 to 12 percent when compared to 2004. These projections are forward-looking in nature, and are based on backlog and forecasts, which may change, perhaps significantly.”

The Company will host a conference call to elaborate on first quarter 2005 results on Thursday, April 28, 2005 at 5:00 p.m. Eastern. The call will include discussions regarding the Company’s first quarter 2005 results, the Company’s geographic and merchandise category performance, and the Company’s future opportunities. To participate, please dial 800-257-6566 in the United States (outside the United States, please dial 303-262-2140) five to ten minutes prior to the call. The call will also be webcast live on the investor information section of the Company’s website at www.columbia.com. The webcast can also be accessed on the investor information section of the Company’s website at www.columbia.com until May 12, 2005.

Founded in 1938 in Portland, Oregon, Columbia Sportswear Company is a global leader in the design, sourcing, marketing and distribution of active outdoor apparel and footwear. As one of the largest outerwear manufacturers in the world and the leading seller of skiwear in the United States, the Company has developed an international reputation for quality, performance, functionality and value. To learn more about Columbia Sportswear, please visit the Company’s website at www.columbia.com.

This press release contains forward-looking statements, including Mr. Boyle’s statements regarding anticipated revenues and earnings for the second quarter of 2005 and for the full year 2005 and growth in future periods. Actual results could differ materially from those projected in these and other forward-looking statements as a result of a number of risks and uncertainties, including those set forth in this press release, those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, under the heading “Factors That May Affect Our Business and the Price of Our Common Stock,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the Company, including reports on Form 8-K, Form 10-Q, and Form 10-K.

Risks and uncertainties that may affect our future revenues and earnings include growth trends in the industry in general; local, national, and international economic conditions; the financial health of our customers; intense competition in the industry (which we expect to increase); the effects of unseasonable weather on consumer demand for our products; international risks, including foreign laws and regulations, trade disruptions, political instability in foreign markets, exchange rate fluctuations, and changes in quotas and tariffs or other duties; business disruptions and costs arising from disease outbreaks, disasters, acts of terrorism or military activities around the globe; our dependence on key personnel; the effective implementation of our Kentucky distribution center and expansion of our other distribution facilities; our ability to fully and cost-effectively integrate Sorel and Mountain Hardwear into our existing operations; our ability to effectively deliver our products to customers in a timely manner despite potential service interruptions; our reliance on product acceptance by consumers; our dependence on independent manufacturers and suppliers; the effectiveness of our sales and marketing efforts; our ability to achieve and manage growth effectively; the operations of our own and third party computer systems; and our ability to establish and protect our intellectual property. We do not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to changes in our expectations.

-table follows-

COLUMBIA SPORTSWEAR COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,
	2005	2004
Current Assets:
Cash and cash equivalents	$157,283	$86,024
Short-term investments	181,050	212,000
Accounts receivable, net	229,424	169,972
Inventories	164,793	128,077
Deferred tax asset	21,297	17,183
Prepaid expenses and other current assets	9,447	6,889

Total current assets	763,294	620,145

Property, plant and equipment, net	155,267	131,238
Intangibles and other assets	38,212	37,656

Total assets	$956,773	$789,039

Current Liabilities:
Accounts payable	$69,899	$50,047
Accrued liabilities	40,865	32,847
Income taxes payable	16,246	10,475
Current portion of long-term debt	7,246	4,625

Total current liabilities	134,256	97,994

Long-term debt and other liabilities	13,071	15,867
Deferred tax liability	9,663	8,503
Shareholders’ equity	799,783	666,675

Total liabilities and shareholders’ equity	$956,773	$789,039

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2005	2004
Net sales	$245,706	$206,670
Cost of sales	138,463	112,787

Gross profit	107,243	93,883
	43.6%	45.4%

Selling, general, and administrative	76,791	64,529
Net licensing income	(716)	(697)

Income from operations	31,168	30,051

Interest (income) expense, net	(1,407)	(898)

Income before income tax	32,575	30,949

Income tax provision	11,238	10,987

Net income	$21,337	$19,962

Net income per share:
Basic	$0.53	$0.50
Diluted	0.52	0.49
Weighted average shares outstanding:
Basic	40,143	40,318
Diluted	40,659	40,996